EXHIBIT (a)(5)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                U.S. INTEC, INC.
                                       AT
                              $9.05 NET PER SHARE
                                       BY
                            USI ACQUISITION COMPANY
                          A WHOLLY OWNED SUBSIDIARY OF
                               G-I HOLDINGS INC.

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
              AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY,
                OCTOBER 19, 1995, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration is the Offer to Purchase, dated September 21, 1995 (the "Offer to Purchase") and the Letter of Transmittal (which, together with the Offer to Purchase constitute the "Offer") relating to the offer by USI Acquisition Company, a Texas corporation ("Purchaser") and a wholly owned subsidiary of G-I Holdings Inc., a Delaware corporation ("Parent"), to purchase all the outstanding shares of common stock, $.02 par value (the "Shares"), of U.S. Intec, Inc., a Texas corporation (the "Company"), at a price of $9.05 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, and the related Letter of Transmittal.

    WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

    Please note the following:

        1. The tender price is $9.05 per Share, net to you in cash without interest thereon upon the terms and subject to the conditions set forth in the Offer.

        2. The Offer is being made for all of the outstanding Shares.

        3. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer two-thirds of the outstanding Shares on a fully diluted basis. The Offer is also subject to other terms contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.

        4. The Board of Directors of the Company has unanimously approved the Merger Agreement, the Merger and the Offer, has determined that the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders and recommends that the Company's shareholders accept the Offer.

        5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

        6. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, October 19, 1995, unless the Offer is extended.

        7. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the "Depositary") of Share Certificates or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company, Midwest Securities Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility are actually received by the Depositary.

    If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the next page of this letter. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                                    FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                U.S. INTEC, INC.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 21, 1995 (the "Offer to Purchase"), and the Letter of Transmittal (which documents together constitute the "Offer") in connection with the offer by USI Acquisition Company, a Texas corporation ("Purchaser") and a wholly owned subsidiary of G-I Holdings Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, $.02 par value (the "Shares"), of U.S. Intec, Inc., a Texas corporation.

    This will instruct you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to Be Tendered              Shares
                                ------------        ---------------------------




Date:
      -------------------------------------


                                   SIGN HERE

Signature(s)
             -------------------------------------------------------------------

  (Print Name(s))
                  --------------------------------------------------------------

  (Print Address(es))
                      ----------------------------------------------------------

  (Area Code and Telephone Number(s))
                                      ------------------------------------------

  (Taxpayer Identification or Social Security Number(s))
                                                         -----------------------